Exhibit 99.1.   Press release dated June 10, 1996
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                                                               Press Release


       June 10, 1996                       Contact: Andrew Galligan
                                           Molecular Devices Corporation
                                           (408) 747 -3533

Release: Monday, June 10, 1996 at 5:30am Pacific Time

          MOLECULAR DEVICES ANNOUNCES ACQUISITION OF NOVELTECH SYSTEMS


Sunnyvale, California - Molecular Devices Corporation (NASDAQ:MDCC) today announced that it acquired NovelTech Systems, Inc., of Ann Arbor, Michigan.

NovelTech Systems, Inc. designs, develops, manufactures and markets high-throughput drug screening products. NovelTech's unique FLuorescence Imaging Plate Reader (FLIPR) is being introduced to the pharmaceutical industry as a tool for high-throughput screening using live cell targets.

Commenting on the acquisition, Jim Iuliano, President and CEO of Molecular Devices, said "Noveltech brings an innovative fluorescence capability to Molecular Devices and will allow us to provide a more complete solution to our life science customers, particularly in the areas of high-throughput screening and cell analysis. With the advent of new methods, such as combinatorial chemistry, for generating huge libraries of novel compounds and the increasing availability through genomics of new membrane receptors and ion channels that can be used as novel drug targets, tools for high-throughput screening at the live cell level are in increasing demand."

The purchase price for NovelTech of approximately $4.5 million will be paid in a combination of $3.0 million in cash and $1.5 million in Molecular Devices Common Stock.

Molecular Devices Corporation designs, develops, manufactures and markets proprietary, high-performance, bioanalytical measurement systems, and associated consumable reagents. The Company's products are used by life scientists worldwide for drug discovery and development, in a wide variety of pure and applied research, and in a growing number of clinical research applications. Molecular Device's product families, including MAXline Microplate Readers, Threshold System, and Cytosensor System, are designed to provide greater speed, sensitivity, and reproducibility than traditional instruments or methods. The Company's products are based on its established expertise in chemistry, molecular and cell biology, software design, and systems engineering.